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                                                                      EXHIBIT 11


                   CNA SURETY CORPORATION AND SUBSIDIARIES

                        EARNINGS PER SHARE COMPUTATION
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   September 30,
                                                                     Date of
                                                                    Inception,
                                                                     through
                                                                   December 31,
                                                                       1997
                                                                   -------------
Net income .......................................................    $ 10,996
                                                                      ========
Shares:
Weighted average shares outstanding ..............................      43,294

Weighted average shares of options exercised .....................           8
                                                                      --------

Total weighted average shares outstanding ........................      43,302

Effect of dilutive options .......................................         250
                                                                      --------

Total weighted average shares outstanding, assuming dilution .....      43,552
                                                                      ========

Earnings per share ...............................................    $   0.25
                                                                      ========

Earnings per share, assuming dilution ............................    $   0.25
                                                                      ========